EXHIBIT 10.1

WHEREVER CONFIDENTIAL INFORMATION IS OMITTED HEREIN (SUCH OMISSIONS ARE DENOTED BY AN ASTERISK), SUCH CONFIDENTIAL INFORMATION HAS BEEN SUBMITTED SEPARATELY TO THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT

                               LICENSING AGREEMENT

         This Agreement is made as of SEPTEMBER 30, 1999 between CHIRHOCLIN INC. ("CRC"), a Maryland corporation with offices at 15500 Gallaudet Avenue, Silver Spring, MD 20905-4176 and REPLIGEN INC. ("Repligen"), a Delaware corporation, with offices at 117 Fourth Avenue, Needham, MA 02494.

                                    RECITALS
         WHEREAS, CRC is engaged in development of synthetic secretin products for marketing under the Federal Food, Drug, and Cosmetic Act ("FFDC Act"), and is the beneficial owner of the INDs and NDAs for the Product(s) (as defined below); and
         WHEREAS, Repligen desires to commercially market the Product(s) and for that purpose CRC is willing to grant a license to Repligen, on the terms and conditions set out below;
         NOW, THEREFORE, CRC and Repligen do hereby agree as follows:

1.       DEFINITIONS
         The following expressions have the following meanings:
         1.1 "Competitive Product" means any product which is competitive either with Repligen Secretin Product(s) for treatment of autism or with Product(s), but does not include changes in the use or formulation of the Product(s) in accordance with Paragraph 12.
         1.2 "Competitor" means anyone engaged in the development of a Competitive Product as defined herein.
         1.3 "IND" means an Investigational New Drug application made to the U.S. Food and Drug Administration ("FDA") in support of the marketing of a drug for human use.
         1.4 "NDA" means a New Drug Application made to the U.S. Food and Drug Administration ("FDA") in support of the marketing of a drug for human use.
         1.5 "NDA Approval" means the combination of: (1) receipt of final approval from the FDA to market the Product(s) and (2) the accompanying grant of market exclusivity via Orphan Drug Status for the Product(s).
         1.6 "Net Revenue" means the gross revenue received from Product sales minus the fully loaded, i.e. direct and indirect, costs attributable to the manufacturing, marketing, distribution, and sales of the Product(s), * .
         1.7      "Product(s)" means either or both of pSecretin and hSecretin.
         1.8 "hSecretin" means that form of synthetic human secretin developed and clinically evaluated by CRC under its INDs and NDAs.
         1.9 "pSecretin" means that form of synthetic porcine secretin developed and clinically evaluated by CRC under its INDs and NDAs.
         1.10 "Therapeutic Applications" means the treatment or prevention of any human disorder with the exception of *.
         1.11 "Repligen Secretin Products" means synthetic human secretin drug substances and finished, formulated, manufactured products developed independently of CRC by Repligen for Therapeutic Applications.
         1.12 "Orphan Drug Status" means the grant of seven years of marketing exclusivity for a Product pursuant to the Orphan Drug Act of 1983.
         1.13     *.

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2.       GRANT OF LICENSES
         2.1 CRC grants to Repligen, and Repligen hereby accepts, for the duration of this Agreement and subject to the conditions of this Agreement and in accordance with Paragraphs 12 and 14, a sole and exclusive worldwide license and right to use, market and sell the Product(s) for uses outside of Therapeutic Applications.
         2.2 CRC grants to Repligen, and Repligen hereby accepts, for the duration of this Agreement and subject to the conditions of this Agreement and in accordance with Paragraphs 11 and 12 an exclusive option to negotiate an exclusive royalty-bearing license under a separate agreement to commercialize the Product(s) for Therapeutic Applications. During the term of the Agreement, CRC will not offer any third party a license to commercialize the Product(s) under any terms.
         2.3 During the term of this Agreement, CRC will not develop or market any Competitive Product.
         2.4 During the term of this Agreement, Repligen will not develop or market new products that are competitive with Product(s) for diagnostic and * indications.
         2.5 During the term of this Agreement, Repligen will not sublicense any rights which it may hold under this Agreement without CRC's prior written approval, such approval not to be unreasonably withheld.
         2.6 During the term of this Agreement, CRC will not sublicense any rights which it may hold under this Agreement without Repligen's prior written approval, such approval not to be unreasonably withheld.
3.       TERM
         3.1. This Agreement shall become effective on October 1, 1999. Unless terminated earlier pursuant to Paragraph 4, the initial term of this Agreement shall be from the effective date until the later to occur of: 1) October 1, 2009, or 2) the expiration of marketing exclusivity of the last indication for which Orphan Drug Status has been granted subject to this Agreement including any expansion of Orphan Drug Status authorized under Paragraph 12; but may be extended thereafter by mutual agreement according to Paragraph 3.2.
         3.2 In the event that this Agreement is not terminated pursuant to Paragraph 4 prior to its expiration, it may be renewed after its expiration upon written agreement of the Parties.
         3.3 Following termination, Repligen will own the trademark and vial and carton artwork for Product(s) and CRC will own those NDAs which relate to diagnostic and * indications and may market the Product(s) under its own trademark for diagnostic indications and, if approved, for ERCP pancreatitis.
         3.4 Twelve (12) months prior to the expiration date as defined by Paragraph 3.1 of this Agreement, each Party must notify the other in writing of its intent to extend or renew the term of the Agreement.

4.       TERMINATION
         4.1 This Agreement shall terminate upon the expiration of the term under Paragraph 3, unless earlier terminated pursuant to Paragraph 4.2, 4.3, or 4.8 hereof.
         4.2      CRC may, at its option, terminate this Agreement upon:
                  4.2.1 failure, inability, or refusal by Repligen to perform any term, covenant, or condition of this Agreement, which failure, inability, or refusal shall continue for sixty (60) days following written notice thereof by CRC specifying such default
                  4.2.2 sale or transfer of a controlling interest of stock or assets of Repligen to a Competitor of CRC without the prior written approval of CRC;
                  4.2.3. the insolvency of Repligen; an assignment by it for the benefit of creditors; or, unless vacated or withdrawn within sixty (60) days of the filing or appointment thereof, the filing of a petition in bankruptcy by or against Repligen, or the appointment of a receiver or trustee of any part of Repligen's business;
                  4.2.4. the assignment by Repligen of this Agreement, or any rights hereunder, without CRC's prior written approval; or
                  4.2.5. delinquency of Repligen in making payments for Product(s) sold under this Agreement or other payments due hereunder, which delinquency is not cured within sixty (60) days of receiving notice of such delinquency from CRC.
                  4.3. Repligen may, at its option, terminate this Agreement upon:

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                  4.3.1.   failure, inability, or refusal by CRC to perform any
                           term, covenant, or condition of this Agreement, which failure, inability, or refusal shall continue for sixty (60) days following written notice thereof by Repligen, specifying such default;
                  4.3.2. sale or transfer of a controlling interest of stock or assets of CRC to a Competitor of Repligen without the prior written approval of Repligen;
                  4.3.3. the insolvency of CRC; an assignment by it for the benefit of creditors; or, unless vacated or withdrawn within sixty (60) days of the filing or appointment thereof, the filing of a petition in bankruptcy by or against CRC, or the appointment of a receiver or trustee of any part of CRC's business;
                  4.3.4. the assignment by CRC of this Agreement, or any rights hereunder, without Repligen's prior written approval;
         4.4. Notwithstanding the foregoing, either Party shall have the right to waive the application of any of the foregoing events of termination by written notification to the other.
         4.5. Upon termination of this Agreement in accordance with Paragraph 4.1 or 4.2, Repligen will no longer have rights to market the Product(s), and will at CRC's direction return remaining Product(s) to CRC for appropriate disposition.
         4.6. In the event that this Agreement is terminated by Repligen in accordance with Paragraph 4.3 prior to the occurrence of any NDA Approval, CRC hereby agrees to return within one year to Repligen any and all payments made under Paragraph 7. In the event of such termination, if Product has been purchased by Repligen according to Paragraph 14.4, Repligen will return said Product to CRC and CRC will reimburse Repligen for the cost of its purchase.
         4.7. In the event that this Agreement is terminated by Repligen in accordance with Paragraph 4.3 following an NDA Approval, CRC hereby agrees that: 1) Repligen will have the right to recover all payments made under Paragraph 7 from CRC's share of Net Revenues, 2) Repligen will retain all rights granted under Paragraphs 2 and 8 of this Agreement up until such time as all payments made under Paragraph 7 have been recovered by Repligen, 3) during the period following such termination up until such time as all payments made under Paragraph 7 are recovered by Repligen from CRC's share of Net Revenues, Repligen's share of Net Revenues pursuant to Paragraph 8 will continue to flow to Repligen, 4) CRC, its heirs, assigns, and/or successors, shall provide any and all rights and enablements required in order to permit Repligen to continue to market and sell Product(s) without interruption or restriction during the period following such termination up until such time as all payments made under Paragraph 7 are recovered, and 5) after all payments made under Paragraph 7 are recovered by Repligen all rights granted under this Agreement will revert to CRC.
         4.8.     From October 1, 1999 up    * following the date of submission
                  to the FDA of the NDA for hSecretin, Repligen shall have the right to terminate this Agreement unilaterally, thereby relinquishing all Product rights granted hereunder. In the event that Repligen terminates the Agreement according to this Paragraph 4.8, Repligen shall have the right to recover any and all payments made under Paragraph 7. If termination according to this Paragraph 4.8 occurs prior to NDA Approval, CRC shall return said payments made under Paragraph 7 within one year of the date of such termination. If termination occurs following NDA Approval, CRC will transfer all Net Revenues to Repligen until such time as the total of all Net Revenues transferred equals the payments made by Repligen under Paragraph 7.
         4.9 For the purposes of Paragraphs 4.6, 4.7, and 4.8 herein, payments made by Repligen under Paragraph 7 shall include both cash payments and stock granted. In the event of termination pursuant to any of Paragraphs 4.6, 4.7, and 4.8 and in addition to the return of any cash payments, CRC shall return to Repligen any unsold stock and shall repay to Repligen the face value at time of grant of any stock sold.

5.       REVERSION OF RIGHTS
         5.1 If, * years following NDA Approval of pSecretin, Repligen has failed to obtain FDA approval to commercialize a Repligen Secretin Product; the rights to Product(s) will revert to CRC, and CRC may terminate this Agreement. Notwithstanding the foregoing, Repligen will retain rights to any trademarks and artwork it has obtained for the Product(s).

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6.       TERRITORY
         6.1 Repligen is authorized to market the Product(s) worldwide for diagnostic and * indications, provided, that all necessary marketing authorization shall be registered in the name of CRC or one of its subsidiaries. Such authorizations shall be pursued with the written approval of CRC under terms mutually agreeable to the Parties.
         6.2 Notwithstanding the above subparagraph, no Product(s) and unapproved versions thereof produced outside the United States may be imported and marketed in the United States by Repligen, its subsidiaries, affiliates, or permitted assigns without the prior written consent of CRC.

7.       PAYMENTS
         7.1. CRC receives licensing/milestone payments from Repligen totaling * according to the following schedule:


                              UPFRONT                                     CASH          STOCK
                  Upon execution of License Agreement                 $1,000,000

                             MILESTONES
                  pSecretin NDA Approval                               *

                  The earlier to occur of: 1) FDA Approval of *                     * shares
                  or 2) six (6) months following * NDA Approval
                  FDA Approval of  *                                   *
                  hSecretin NDA Approval                               *

                  Unless otherwise instructed by CRC, Repligen shall make cash payments via electronic wire transfer to the following address:

                  Chevy Chase Bank
                  15777 Columbia Pike
                  Burtonsville, MD 20866

                  Bank ABA or Routing Number: *
                  Customer's Account Number: *
                  Customer's Account Title: ChiRhoClin Inc., in care of Edward D. Purich

         7.2 The stock may not be resold for one year following issue after which it may be sold under the provisions of Rule 144 (17 C.F.R.ss.230.144).
         7.3. This Agreement is made in reliance upon CRC's express representations that 1) the shares of Repligen Common Stock to be issued to CRC hereunder (the "Shares") are for CRC's own account for the purpose of investment and not with a view to, or for sale in connection with, the distribution thereof, nor with any present intention of distributing or selling the Shares, 2) the Shares will not be sold without registration under the Securities Act of 1933, as amended (the "Securities Act"), or an exemption therefrom, such as Rule 144 as promulgated under the Securities Act, 3) CRC prior to the purchase of the Shares has had the opportunity to ask questions of and receive answers from representatives of Repligen concerning the finances, operations and business of Repligen, and 4) CRC is capable of evaluating the merits and risks of the purchase of the Shares and can afford a complete loss of its investment. Until such time as the Shares shall have been registered under the Securities Act, or shall have been transferred in accordance with an opinion of counsel satisfactory to Repligen that such registration is not required, stop transfer instructions shall be issued to Repligen's transfer agent, and the certificates representing the Shares shall bear a legend substantially as follows:
                  "The shares represented by this certificate have not been registered under the Securities Act of 1933 or applicable state securities laws. These shares have not been acquired with a view to distribution or resale, and may not be sold, mortgaged, pledged, hypothecated or otherwise without an effective registration statement for such shares under the Securities Act of 1933 and any applicable state securities laws, or an opinion of counsel satisfactory to

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                  Repligen that registration is not required under the
                  Securities Act of 1933 or under applicable state securities laws."
                  CRC further understands and acknowledges that Repligen is under no obligation to register the Shares under the Securities Act.
         7.4 CRC will maintain diligent efforts to obtain NDA Approval for both pSecretin and hSecretin and will use best efforts to complete the preparation of the NDA for hSecretin prior to *.
         7.5 The shares shall be duly authorized, validly issued and non-assessable shares of common stock of Repligen.


8.       ROYALTIES
         8.1 Royalties on Products will be paid by Repligen to CRC on the basis of Net Revenue received from Product sales and according to the following schedule:

     --------------------------------------------------------------------------- ------------------------------------
     Phase                                                                       Revenue Share
     --------------------------------------------------------------------------- ------------------------------------
     First * of Net Revenue                                                      *


     Second * of Net Revenue                                                     *


     Thereafter, until FDA approval of a Repligen Secretin Product               *


     Following FDA approval of a Repligen Secretin Product and up until the      *
     expiration of market exclusivity for Products                               of Net Revenues for last year
                                                                                 prior to FDA approval of a
                                                                                 Repligen Secretin Product, or,
                                                                                               *
                                                                                 of diagnostic and *
                                                                                 use (such volume of use to be
                                                                                 determined according to
                                                                                 Paragraph 8.2), whichever is higher
     --------------------------------------------------------------------------- ------------------------------------

         8.2 Following expiration of marketing exclusivity via Orphan Drug Status for Product(s), so long as Repligen has received NDA approval for its own secretin product for autism; Repligen will pay CRC a royalty which is * of the calculated net revenues based solely on the diagnostic sale of Product(s), such diagnostic sale volume to be determined according to a mutually agreeable third party source.

9.       REPRESENTATIONS AND WARRANTIES
         9.1. CRC hereby represents and warrants that it is entitled to the property rights necessary to enable it to grant to Repligen the license referred to herein and that it is the sole and exclusive owner of said rights.
         9.2. CRC will use its best efforts to obtain from the FDA IND and NDA approval for the Product(s). Notwithstanding any other provision in this Agreement to the contrary, delay in obtaining IND or NDA approval for the Product(s) which is not attributable to lack of diligence by CRC shall not be grounds for termination by Repligen.
         9.3. CRC will use its best efforts to ensure that all Product(s) manufactured and supplied to Repligen pursuant to this Agreement conforms to manufacturing specifications. CRC reserves the right at any time to make changes in any aspect of the composition, appearance, or formulation of Product(s) as long as: 1) Repligen has had six months prior notification of such changes and has approved such changes such approval not to be unreasonably withheld, and

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                  2) they are in compliance with all applicable FDA
                  requirements. CRC at its sole discretion and without prior notification of Repligen may make changes to the manufacturing process which are intended solely for the removal or reduction of impurities. In the event that CRC makes any such changes, CRC will promptly advise Repligen in writing of the respects in which the new Product(s) will differ, if at all, from the then-marketed Product(s).
         9.4. CRC will use its best efforts to ensure that manufacturing of Product(s) designated for U.S. marketing complies with FDA's requirements relating to current Good Manufacturing Practices (cGMPs) and any other applicable federal or state regulations and guidelines.
         9.5. Repligen will use its best efforts to ensure that Product(s) designated for U.S. marketing comply with FDA promotion and labeling requirements for human drug products.

10.      CONFIDENTIALITY
         10.1. During the term of this Agreement, The Parties agree to strictly abide by the terms of the Confidentiality Agreement, executed August 4, 1999, and attached hereto as APPENDIX 1.

11.      IND/NDA PRODUCT DEVELOPMENT

         11.1. CRC will have full operational and financial responsibility for obtaining, and will use best efforts to obtain, NDA Approval for Product(s) for: 1) diagnosis of a) pancreatic exocrine function, b) pancreatic cancer through a procedure for obtaining desquamated pancreatic cells for histopathologic examination, and c) gastrinoma; and 2) * which will include, without limitation, best efforts to complete activities according to APPENDIX 2. At the request of Repligen, CRC will, with appropriate prior notification, afford qualified representatives of Repligen the right to review the hSecretin NDA package, including regulatory correspondence, prior to NDA Approval for hSecretin. Once each year following FDA submission of the hSecretin NDA, CRC will, with appropriate prior notification, afford qualified representatives of Repligen the right to review all material correspondence with regulatory authorities regarding the aforesaid indications to assure ongoing compliance with regulatory requirements.
         11.2. CRC will own the INDs and the approved NDAs for Product(s) and will have ongoing responsibility for manufacturing and regulatory affairs with respect to said INDs and NDAs. In the event and to the extent that CRC fails or is unable to carry out or fulfill such responsibilities, CRC, its heirs, assigns, and successors, hereby agree to provide for and/or to Repligen any and all means as may be required in order to allow such fulfillment.
         11.3. CRC agrees *. CRC and Repligen will identify a mutually acceptable alternative contractor for the bulk drug substance manufacture of pSecretin and hSecretin and will use best efforts to complete at least one production lot of each prior to March 31, 2000. Repligen will participate in the assessment of the second manufacturer's cGMP capabilities and may perform testing of said production lots. During the term of the Agreement, Repligen will have the right to review the QC and QA batch records related to product release testing and its QA group may audit the manufacturing contractors for general facility related cGMP and regulatory compliance.
         11.4. No new clinical studies of Product(s) in Therapeutic Applications will be initiated by Repligen after the signing of this Agreement unless the Parties mutually agree on such initiation. At such time as Repligen and CRC agree to initiate a new clinical study of Product(s) in a Therapeutic Application, the Parties will negotiate a separate exclusive license agreement for the use of Product(s) in said Therapeutic Application. CRC will then provide Repligen with the right to reference its relevant INDs and Repligen will file its own IND and conduct said new study. Repligen acknowledges that CRC has an ongoing clinical study of Product(s) in * in non-autistic patients that will remain under the exclusive control of CRC.
         11.5 CRC will keep Repligen fully informed on matters relating to NDA Approval. In the event that deficiencies are identified in the NDA, Repligen may, at its option, participate in the NDA Approval process for the purpose of assisting CRC in remedying the deficiencies, in which case Repligen will have the right to recover its costs from CRC's share of Product(s) revenues.

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

12       EXPANSION OF PRODUCT APPROVAL
         12.1. With respect to new diagnostic applications, CRC will use best efforts to gain additional approval and expanded Orphan Drug Status for the Product(s). Administration and financing of these efforts will be the responsibility of CRC.
                  12.1.1. In the event that CRC elects not to pursue expanded approval for a new diagnostic application, Repligen may proceed under terms mutually agreeable to the Parties.
                  12.1.2. Sharing of the revenues received from the expanded approval will be the same as for previously approved diagnostic indications following the reimbursement of those costs (plus interest) incurred by Repligen as in Paragraph 8.

13.      PATENTS
         13.1. In the event that CRC obtains rights to any patents or patent applications that relate to the composition of, method of use, or process for producing secretin, Repligen shall have a first option to negotiate an exclusive royalty-bearing license to such rights for Repligen Secretin Product, said option to extend for the term of this Agreement. Insofar as Repligen may require a license to such rights in order to market and sell Product(s), such license shall be automatically granted and shall be royalty free.
                  13.1.1. The royalty rate to be paid by Repligen to CRC pursuant to said license will be negotiated between the Parties and become the subject of a separate agreement. Said royalty rate shall in any case be generally consistent with industry standards.
                  13.1.2. The sale volume upon which royalties will be due will be based upon that fraction of total sales that are covered by valid claims in the licensed CRC patents as determined according to a mutually agreeable third party source.

14.      MARKETING OPERATIONS
         14.1 Marketing and promotional activities including Product(s) pricing will be mutually agreed in writing in a draft marketing plan prior to November 30, 1999, said plan to be revised and updated by the Parties as needed but at least once annually thereafter.
         14.2 Repligen will have the sole right to authorize the distribution of Product(s) for all current clinical studies of Product(s) in Therapeutic Applications and CRC will promptly share with Repligen all results received from such clinical studies. To the extent that CRC has the right to publicly use safety data from such studies, the Parties agree to use such data as appropriate to support marketing activities.
         14.3 Following FDA approval of Repligen's Secretin Product, CRC will cease and desist from any and all activities related to the marketing and sale of Product(s) for Therapeutic Applications if any such activities are ongoing.
         14.4 Repligen will purchase from CRC a mutually agreed upon inventory of launch stock of the Product(s) and will fund any mutually agreed upon marketing activities that precede the NDA Approval. These costs will be reimbursed from initial gross revenues prior to the revenue split as described in Paragraph 8.
         14.5 Annual budgets related to each aspect of operations will be prepared by the responsible Party and will be reviewed and approved by the other Party. Any deviation from such budget will require the prior approval of the other Party. The total expenses of the Parties related to the cost of manufacture, marketing, distribution, and sales of Product(s) shall not exceed * of the gross revenues without prior mutual approval.
         14.6 Distribution of Product(s) will be accomplished as specified in the mutually agreed upon marketing plan and revenues will flow through Repligen. Royalties due to CRC will be reconciled on a quarterly basis by Repligen. Estimated payments based on actual revenues received by Repligen from the sale of Product(s) will be paid to CRC monthly in the first year following NDA Approval following which payments will be made quarterly on the basis of actual revenues.
         14.7 CRC shall have the right once during each calendar year to inspect, or have an agent, accountant or other representative inspect, during normal business hours, and upon reasonable advance notice (not less than 14 days), such books, records and other supporting data of Repligen as may be necessary to verify Repligen's computation of royalties due under this

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


                  Agreement. CRC agrees to maintain the confidentiality of any information acquired during such inspection or review. Failure to permit an inspection or audit upon receipt of proper notice is grounds for breach of this Agreement.
         14.8 The Parties will work together to develop a plan to maximize revenues worldwide.

15.      SUPPLY OF PRODUCT
         15.1 Following the execution of this Agreement, the Parties agree to, by December 31, 1999, negotiate and enter into a separate agreement which will govern the supply and transfer of Product(s) by and between the Parties. Said agreement shall include, without limitation: placing and filling of orders for bulk drug substance and drug product, transfer pricing (if applicable), and control and ownership of inventory through the manufacturing and distribution chain, as well as a general plan for minimizing the cost of goods prior to distribution.

16.      PRODUCT BRANDING
         16.1 Repligen may at its option market pSecretin under its own brand name, trade name, trademark, or logo or under a brand name, trade name, trademark, or logo owned by CRC. For all other Product(s), Repligen may market the Product(s) under its own brand name, trade name, trademark or logo, but may not market the Product(s) under any brand name, trade name, trademark or logo owned by CRC, or any name which is a colorable imitation of, or is likely to be confused with, any names or logos owned by CRC, except as authorized in writing by CRC. Following termination of this Agreement, CRC may market the Product(s) under its own brand name, trade name, trademark or logo, but may not market the Product(s) under any brand name, trade name, trademark or logo owned by Repligen, or any name which is a colorable imitation of, or is likely to be confused with, any names or logos owned by Repligen, except as authorized in writing by Repligen.
         16.2 Subject to subparagraph 16.1, trade names of Product(s) and all aspects of artwork and design for vial and carton labels for Product(s) will be owned and controlled exclusively by Repligen. CRC will have right of review of said artwork and design to the extent it is required for the maintenance of regulatory compliance.

17.      PUBLICITY
         17.1. Press releases related to the announcement of this Agreement and to NDA Approval as well as any press releases related to Therapeutic Applications of Product(s), with the exception of *, will be initiated by Repligen and will originate from Repligen except as specified herein. CRC will have the right of prior review and comment on such press releases to insure accurate representations of subject matter and CRC's contribution.
         17.2 CRC will take the lead on joint release of information related to diagnostic and * applications of Product(s). Repligen will have the right of prior review and comment on such press releases.

18.      FORCE MAJEURE
         18.1 The obligation of the Parties hereunder shall be suspended by the occurrence of such unforeseeable events beyond the control of the Parties as acts of God, war, mobilization, riot, sabotage, explosion, fire or other casualty, a generalized and nation-wide inability to obtain suitable and sufficient materials, or law or regulation restricting performance, provided, however, that each Party shall take reasonable measures to remove the disability and resume operation at the earliest possible date.

19.      INDEMNITY
         19.1 Repligen agrees to defend, indemnify, and hold CRC harmless from and against any claim, liability, loss, cost, or expense (including reasonable counsel fees) in connection with any claims, suits, actions, demands, or judgments arising out of, or in connection with, or relating in any manner to, this Agreement which are attributable to the negligence or reckless or willful activities of Repligen, its officers, employees, contractors, and agents.
         19.2 CRC agrees to defend, indemnify, and hold Repligen harmless from and against any claim, liability, loss, cost, or expense (including reasonable counsel fees) in connection with any

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                  claims, suits, actions, demands, or judgments arising out of, or in connection with, or relating in any manner to, this Agreement which are attributable to the negligence or reckless or willful activities of CRC, its officers, employees, contractors, and agents.

20.      INSURANCE
         20.1 Each Party agrees to carry comprehensive General Liability Insurance (including Directors and Officers Liability coverage and Products Liability coverage) with coverage limits as set forth in Appendix 3. The coverage limits shall be reviewed annually by the Parties, and if appropriate, adjusted by mutual agreement of the Parties. Such policies shall be carried with responsible insurers and shall specifically recognize and insure the covered Party against its contractual liability hereunder. Certificates of such insurance shall be furnished to each Party and shall provide for at least sixty
                  (60) days' written notice to a Party of the cancellation or any material modification thereof.

21.      NOTICES
         21.1 Any notice or communication under or in connection with this Agreement shall, unless otherwise provided herein, be in writing and shall be delivered personally, or by post, telex, cable, or facsimile to the addresses given in this Agreement or at such other address as the recipient may have notified to the other party in writing.
         21.2 A notice or other communication shall be deemed effective, in the case of a letter, on the third day after posting, or, in the case of a telex, cable, or facsimile, on the day immediately following the date of dispatch (other than a Saturday, Sunday, or bank holiday).
         21.3 Where delivery of any notice or communication is by post, delivery shall be by first-class mail, postage prepaid, addressed to the respective parties as follows:

                           TO REPLIGEN:
                           Walter C. Herlihy, Ph.D.
                           President, Chief Executive Officer
                           Repligen Inc.
                           117 Fourth Avenue
                           Needham, MA 02494

                           TO CRC:
                           Edward D. Purich, Ph.D.
                           Chief Executive Officer
                           ChiRhoClin Inc.
                           15500 Gallaudet Avenue
                           Silver Spring, MD 20905-4176

         21.4 Where delivery of any notice or communication is by telex, cable, facsimile, or other electronic method, such notice or communication shall also be sent promptly by first-class mail, as described in subparagraph 21.3 above. Failure to send such notice by mail shall not, however, render the earlier electronic notice ineffective, unless such notice is demonstrably illegible.

22.      ARBITRATION

         22.1 The Parties agree that in the event a dispute arises out of or relating to this Agreement, the Parties shall attempt in good faith to resolve the dispute through discussion and alternative dispute resolution according to the following procedure.
                  22.1.1 Good Faith Discussion - The complaining Party shall notify the other Party of the dispute. All involved Parties shall attempt to discuss the dispute in good faith.
                  22.1.2 Arbitration - Should the dispute remain unresolved after good faith discussion for sixty (60) days after the notice under subparagraph 22.1.1 above, the Parties agree to arbitrate under the rules of conciliation and arbitration of the American Arbitration Association ("AAA"). There shall be three arbitrators, one being selected by Repligen and one being selected by CRC, and the third being selected by the two arbitrators so

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                           selected. If a Party fails to nominate an arbitrator
                           within 15 days from the date of the notification made to it of the other Party's request for arbitration, or if the two arbitrators fail within 15 days from the date of their appointment to reach agreement on the third arbitrator, then the third arbitrator shall be appointed in accordance with the AAA rules. The place of arbitration shall be in New York City, New York. The arbitration expenses shall be paid by the losing party. If the arbitrators do not find for one party's position in its entirety, then the Parties shall share the arbitration expenses equally between the Buyer and the Sellers. The Parties shall also be responsible for their own expenses, including attorney fees.
                  22.1.3 Enforceability - This Agreement, including the arbitration provision in subparagraph 22.1.2 above and any award, shall be enforceable in any federal or state court in the United States.
                  22.1.4 Miscellaneous - The Parties waive the defense of inconvenient forum and lack of personal jurisdiction in any proceeding brought in federal or state court in New York City, New York to enforce the arbitration provision in subparagraph 22.1.2 above. Further, the Parties agree that notice under this Agreement shall constitute acceptable and valid service of process for all proceedings to enforce the arbitration provision of subparagraph 22.1.2 above.

23.      MISCELLANEOUS
         23.1 This instrument and the Appendices hereto constitute the entire Agreement between the Parties, supersede all prior or contemporaneous representations, understandings, or agreements, and shall not be extended, varied, modified, or supplemented except by an agreement in writing and signed by the Party to be charged.
         23.2 The headings used herein are for ease of reference only and are not to be used in the interpretation or construction of this Agreement.
         23.3 The prevailing Party in any arbitration or litigation involving this Agreement shall be entitled to recover its costs and reasonable counsel fees, in addition to any other remedy or relief to which it may be entitled.
         23.4 Neither Party shall have the right to assign this Agreement or any interest therein without the prior written consent of the other. Such consent shall not be unreasonably withheld.
         23.5 Repligen shall at all times be, and remain, an independent contractor and not an agent, partner, or joint venturer of CRC for any purpose whatsoever and shall have no authority to create or assume any obligation, express or implied, in the name of, or on behalf of, CRC, or to bind it in any manner whatsoever.
         23.6 The failure of either Party to enforce at any time, or for any period of time, any one or more of the provisions hereof, shall not be construed to be a waiver of such provisions or of the right of such Party thereafter to enforce each such provision.
         23.7 If any provision of this Agreement shall be held invalid under any applicable law, such invalidity shall not affect any other provision of this Agreement.
         23.8 This Agreement shall be binding upon, and inure to the benefit of, the Parties hereto, their successors, and permitted assigns.
         23.9 This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to applicable statutes or rules regarding conflicts of laws.
         23.10 This Agreement may be executed in counterparts by any of the Parties hereto on two counterparts, each of which shall be deemed an original, but both of such respective counterparts shall together constitute one and the same Agreement.
         [SIGNATURES FOLLOW]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

CHIRHOCLIN INCORPORATED             REPLIGEN INCORPORATED



By /s/ Edward D. Purich                         By: /s/ Daniel P. Witt
   --------------------------------                 -------------------------
         Edward D. Purich, Ph.D.                Daniel P. Witt
         Chief Executive Officer                Vice President

Date: September 30, 1999                        Date: September 30, 1999
      --------------------                            ------------------





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